Exhibit 99.2

NEWS

Charter Closes $3.0 Billion Senior Secured Notes

STAMFORD, Connecticut – March 4, 2021 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. (collectively, the “Issuers”), have closed their offering of $3.0 billion in aggregate principal amount of notes consisting of the following securities:

•	$1.5 billion in aggregate principal amount of Senior Secured Notes due 2041 (the “2041 Notes”). The 2041 Notes bear interest at a rate of 3.500% per annum and were issued at a price of 99.544% of the aggregate principal amount.

•	$1.0 billion in aggregate principal amount of Senior Secured Notes due 2052 (the “2052 Notes”). The 2052 Notes bear interest at a rate of 3.900% per annum and were issued at a price of 99.951% of the aggregate principal amount.

•	$500 million in aggregate principal amount of Senior Secured Notes due 2061 (the “2061 Notes,” and together with the 2041 Notes and 2052 Notes, the “Notes”). The 2061 Notes form a part of the same series as the Issuers’ Senior Secured Notes due 2061 issued on December 4, 2020, which bear interest at a rate of 3.850% per annum. The 2061 Notes were issued at a price of 94.668% of the aggregate principal amount.

The Notes were issued pursuant to an effective automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”).

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC were Joint Book-Running Managers for the offering. The offering was made only by means of a prospectus supplement dated February 18, 2021 and the accompanying base prospectus, copies of which, when available, may be obtained on the SEC’s website at www.sec.gov or by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, United States; Telephone: (800) 221-1037; E-mail: usa.prospectus@credit-suisse.com, or by contacting J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk, 383 Madison Avenue, New York, New York, 10179; Telephone: (212) 834-4533, or by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; E-mail: prospectus@morganstanley.com.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 31 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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